UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting material Pursuant to §240.14a-12

Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 2, 2017, Pershing Square Capital Management, L.P. and certain affiliates issued the following press release:

Pershing Square Announces Live Webcast for ALL ADP Shareholders on October 10, 2017

Unveils Second in a Series of Videos for Shareholders

New York, NY – October 2, 2017 //- Pershing Square Capital Management, L.P. (“Pershing Square”) today announced that it will host a live webcast for all ADP shareholders on Tuesday, October 10, 2017, at 7:00 PM EDT at www.ADPascending.com.

Pershing Square previously hosted an in-depth webcast on August 17, 2017 primarily for institutional investors who were interested in understanding the detailed research and analysis that Pershing Square conducted prior to investing in ADP. That webcast and an executive summary can be found here: https://adpascending.com/presentations/.

The October 10th webcast will be held in the evening to give all shareholders – particularly retail shareholders and other individual investors – a chance to understand the significant opportunity for improvement at ADP.

“We’re always delighted to have in-depth discussions with interested ADP shareholders,” said Pershing Square CEO Bill Ackman. “The investment case is simple: ADP has a significant opportunity for margin expansion and accelerated earnings growth. We know the opportunity exists because ADP’s competitors have significantly higher margins than ADP, and two businesses previously owned by ADP achieved very substantial margin expansion once they were freed from ADP’s ownership and control. ADP deserves better than today’s status quo.”

“I look forward to taking questions from shareholders on October 10th and discussing how ADP can do much better,” Bill continued. “ADP can become a stronger, more competitive company for decades to come, and we’re asking investors to assist us in adding a few fresh perspectives to the Board to help oversee the company’s transformation.”

On the October 10th webcast, Bill will discuss how shareholders, by voting the GOLD Card, can support The Nominees for ADP’s Transformation in helping ADP eliminate waste, accelerate earnings growth and increase dividends. Bill will answer questions from shareholders who own one or more shares of ADP.

Pershing Square also announced today that it released the second in a series of videos for shareholders that sheds light on the opportunity for improvement at ADP. The video can be viewed at: www.ADPascending.com and on ADPascending’s Facebook, Twitter and YouTube pages.

To watch all of Pershing Square’s videos about ADP visit: https://adpascending.com/presentations/

To vote for Pershing Square’s Nominees for ADP’s Transformation, please vote the GOLD Proxy Card or GOLD Voting Instruction Form.

You can vote by Internet, telephone or by signing and dating the GOLD Proxy Card or Voting Instruction Form and mailing it in the postage paid envelope provided. We urge you NOT to vote using any white proxy card or voting instruction form you receive from ADP. Please discard the white proxy card.

If you have any questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (866) 342-1635.

For additional information, visit our website: www.ADPascending.com.

About Pershing Square Capital Management, L.P.

Pershing Square Capital Management, L.P., based in New York City, is a SEC-registered investment advisor to investment funds.

Media Contact:

Pershing Square

Fran McGill

212 909 2455, McGill@persq.com

Pershing Square Capital Management, L.P. (“Pershing Square”) and certain of its affiliated funds have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying GOLD proxy card to be used to solicit proxies in connection with the upcoming annual meeting of stockholders (the “Annual Meeting”) of Automatic Data Processing, Inc. (the “Company”) and the election of a slate of director nominees at the Annual Meeting (the “Solicitation”). Stockholders are advised to read the proxy statement and any other documents related to the Solicitation because they contain important information, including information relating to the participants in the Solicitation. These materials and other materials filed by Pershing Square with the SEC in connection with the Solicitation are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Pershing Square with the SEC are also available, without charge, by directing a request to Pershing Square’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (Call Collect: (212) 269-5550; Call Toll Free: (866) 342-1635) or email: ADP@dfking.com.